Exhibit 23.1

[KPMG LETTERHEAD]

Consent of Independent Auditors

      We consent to the inclusion in Amendment No. 2. to the Registration Statement on Form S-1 of SCG Holding Corporation dated January 31, 2000 on the combined balance sheets of the Semiconductor Components Group of Motorola, Inc. as of December 31, 1997 and 1998 and the combined statements of revenues less direct and allocated expenses before taxes for each of the years in the three-year period ended December 31, 1998 and for the period from January 1, 1999 through August 3, 1999, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Phoenix, Arizona

April 7, 2000